EXHIBIT 99.1



               VALENCE TECHNOLOGY COMPLETES $20 MILLION FINANCING

 FINANCING TO HELP FUEL THE COMPANY'S RECENTLY ANNOUNCED BUSINESS STRATEGY

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AUSTIN, TX, OCTOBER 9, 2001 --Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries, today announced that it has secured $20 million in financing through Berg & Berg Enterprises LLC, an affiliate of Carl Berg who is a director and major shareholder of the Company.

Stephan B. Godevais, Valence president and chief executive officer, said, "In August 2001, we set forth a detailed business strategy designed to establish Valence as a leader in the energy solutions market. The completion of this financing not only speaks to the strong support of our business strategy by Carl Berg, but is also a critical step toward providing Valence with the financial stability to successfully implement this strategy."

LOAN AGREEMENT DETAILS

Valence and Berg & Berg have entered into a loan agreement dated October 5, 2001. Under the terms of the agreement, Berg & Berg agrees to advance the Company up to $20 million over the next two years, with all loans accruing simple interest at 8% per annum and payable from time to time. All outstanding loans under the agreement will be due and payable on September 30, 2005 and will be secured by the assets of the Company. Advances under the agreement are subject to customary conditions and will be used for working capital purposes.

ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries. Valence has more than 790 issued and pending patents worldwide, including 284 issued in the U.S. Valence operates facilities in Austin, Texas, Henderson, Nevada, and Mallusk, Northern Ireland. Valence is traded on the Nasdaq National Market under the symbol VLNC. Valence can be found on the Internet at www.valence.com.

FORWARD-LOOKING STATEMENTS

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.